Exhibit 99.1

Cara Therapeutics Announces CEO Transition

– Current Cara director and accomplished commercial dermatology executive, Christopher Posner, appointed as new President and Chief Executive Officer as Company prepares to launch KORSUVA™ (difelikefalin) injection for the treatment of moderate-to-severe pruritus in hemodialysis patients –

STAMFORD, Conn., November 3, 2021 -- Cara Therapeutics, Inc. (Nasdaq: CARA), a biopharmaceutical company focused on developing and commercializing new chemical entities designed to alleviate pruritus by selectively targeting peripheral kappa opioid receptors, today announced that Christopher Posner, a current member of the Company’s Board of Directors, has been appointed President and Chief Executive Officer, effective November 9, 2021. Mr. Posner succeeds Dr. Derek Chalmers, who will transition to a Senior Advisor role.

Mr. Posner joins the Company from LEO Pharma, Inc., the US affiliate of LEO Pharma A/S, a global leader in medical dermatology, where he was President and CEO. While at LEO, Mr. Posner was responsible for a portfolio of innovative medical dermatology products in atopic dermatitis, psoriasis, and rosacea. Mr. Posner has more than 23 years of global pharmaceutical management, sales and product launch experience involving products such as Xeljanz® and Enbrel®.

“Cara Therapeutics is at a transformative time in its growth and development as it prepares to launch KORSUVA™ injection, the first and only therapy approved by the FDA for the treatment of pruritus associated with chronic kidney disease in adults undergoing hemodialysis,” said Mr. Posner. “I am excited to join Cara at this pivotal stage, as we prepare to commercialize KORSUVA injection and continue to develop oral KORSUVA as a broad antipruritic therapy for medical conditions with significant unmet needs, including atopic dermatitis.”

“On behalf of the Cara board, I would like to thank Derek for all of his invaluable contributions to Cara from founding the Company through to FDA approval of the Company’s lead product, KORSUVA injection,” said Martin Vogelbaum, Lead Independent Director of Cara Therapeutics. “I would also like to congratulate Chris on his appointment as President and CEO. We believe his successful track record in commercial operations, product management and dermatology product development will help enable Cara to execute a successful commercial launch of KORSUVA injection as well as achieve the Company’s overall strategic objective to become the leader in the treatment of itch-dominant medical conditions such as atopic dermatitis.”

“It has been a privilege to have led Cara for the last 17 years from an early-stage research company to a commercial-stage organization and I would like to thank the entire Cara team for all it has accomplished over this time,” said Dr. Chalmers. “We have successfully developed a first-in-class breakthrough drug which has the potential to fundamentally change the treatment of pruritus. As KORSUVA injection moves toward commercial launch, now is the right time to make this transition. Having worked closely with Chris since he joined Cara as a board member, I am confident in his ability to successfully lead the Company through its next phase of development and look forward to working with Chris and the Cara leadership to ensure a smooth transition.”

Prior to joining LEO, Mr. Posner was the Head of Worldwide Commercial Operations at R-Pharma-US, LLC, a specialty pharmaceutical company focused on oncology and chronic immune disorders. Previously, Mr. Posner held roles of increasing responsibility in senior management positions in commercial and marketing operations at Bristol-Myers Squibb Company, Pfizer Inc., Wyeth Pharmaceuticals, Inc., and Endo Pharmaceuticals plc. Mr. Posner holds an M.B.A. from the Fuqua School of Business at Duke University and a B.A. in economics from Villanova University.

About Cara Therapeutics

Cara Therapeutics is a clinical-stage biopharmaceutical company focused on developing and commercializing new chemical entities designed to alleviate pruritus by selectively targeting peripheral kappa opioid receptors, or KORs. Cara is developing a novel and proprietary class of product candidates, led by KORSUVA™ (CR845/difelikefalin), a first-in-class KOR agonist that targets the body’s peripheral nervous system, as well as certain immune cells. KORSUVA Injection was approved by the U.S. Food and Drug Administration (FDA) for the treatment of moderate-to-severe pruritus associated with chronic kidney disease (CKD-aP) in adults undergoing hemodialysis on August 23, 2021. Oral KORSUVA has completed Phase 2 trials for the treatment of pruritus in patients with CKD and atopic dermatitis and is currently in Phase 2 trials in primary biliary cholangitis and notalgia paresthetica patients with moderate-to-severe pruritus.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include statements concerning the launch of the KORSUVATM Injection and its potential to change the treatment for pruritus, including for the treatment of moderate-to-severe pruritus in hemodialysis patients; commercialization of IV KORSUVA; the future development of Oral KORSUVA as a broad antipruritic therapy for medical conditions with significant unmet needs, including atopic dermatitis; the potential for Oral KORSUVA to treat these patients; and Cara Therapeutic’s strategic objective to become the leader in the treatment of itch-dominant medical conditions such as atopic dermatitis. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Cara Therapeutics’ filings with the Securities and Exchange Commission, including the "Risk Factors" section of Cara Therapeutic’s Annual Report on Form 10-K for the year ended December 31, 2020 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Cara Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

MEDIA CONTACT:

Annie Spinetta

6 Degrees

973-768-2170

aspinetta@6degreespr.com

INVESTOR CONTACT:

Janhavi Mohite

Stern IR, Inc.

212-362-1200

janhavi.mohite@SternIR.com